Exhibit 99.1

Application for Extension of Payment for Remaining Subscription Amount

Datasea Inc.

Ms, Zhixin Liu

I am Xiaoyun Zhou, with an identity card number: 341203194310172228. I hereby submit an application regarding the equity subscription agreement between us.

On August 15, 2023, I entered into an equity subscription agreement with the company, whereby I agreed to purchase a total of 2,962,963 shares of common stock ("Stock") at a purchase price of $1.35 per share, amounting to a total subscription price of $4,000,000 or an equivalent amount of CNY 28,000,000. On August 16, 2023, I made the initial investment payment of $714,286, which is equivalent to CNY 5,000,000, as per the agreement. The company issued 529,101 shares of common stock corresponding to the $714,286 to a third-party transfer agent, West Coast, on September 25, 2023. These Shares are subject to a mandatory holding period of 180 days

According to the terms of the equity subscription agreement, I am required to pay the remaining $3,285,714.29, which is an equivalent of CNY 23,000,000, to the company by October 15, 2023. Due to the delay in my personal fund allocation, I hereby request an extension for the payment of the outstanding $3,285,714.29, or its equivalent of CNY 23,000,000, for the subscription amount. I propose adjusting the payment deadline from October 15, 2023, to no later than March 31, 2024, to complete the payment.

I would like to clarify that the remaining subscription amount can be paid in full at once or in two installments. I understand that the company has the right to, based on the actual circumstances, choose to terminate the agreement execution by notifying me via email or in writing if the remaining stock subscription payment is not made. I am willing to cooperate with such a decision. If the agreement remains in effect, after the payment of the remaining stock subscription amount, the company can issue all corresponding shares (i.e., 2,433,862 shares) in a lump sum. Alternatively, the company may choose to issue the corresponding shares proportionally based on the amount paid by me after a partial subscription payment.

Given the above circumstances, I consent to the company having the principle to decide whether to continue the execution of the equity subscription agreement at any time before or after March 31, 2024. This means that the company has the right to cancel the unfulfilled stock subscription (2,433,862 shares).

We understand that this application may affect your plans and arrangements, but we hope that you can grant your consent to it. We appreciate your understanding and cooperation.

Applicant: Xiaoyun Zhou (Signature)

October 15, 2023